Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

RECORD FOURTH QUARTER 2008 PROFIT

Quarterly Operating Income Increases 57% to $4.4 Million

Quarterly Operating Margin Increases by 3.4 Percentage Points

CINCINNATI, OHIO, March 12, 2009 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced record fourth quarter and full year results for the period ended December 31, 2008.

Financial highlights for the fourth quarter of 2008 compared to the fourth quarter of 2007 include:

Net sales decreased 14.3% from $68.0 million to $58.3 million;

Gross profit increased 34.8% from $11.2 million to $15.1 million;

Gross profit margins increased by 9.4 percentage points;

Operating income increased 57.1% from $2.8 million to $4.4 million;

Operating margins increased by 3.4 percentage points;

Other income of $.9 million represents unrealized foreign exchange gains;

Net income – increased $1.6 million to $3.4 million, an 88.9% increase;

Earnings per diluted share increased 58.3% to $0.19 from $0.12 in 2007.

Financial highlights for the twelve months ended December 31, 2008 compared to twelve months ended December 31, 2007 include:

Net sales decreased 7.7% to $217.9 million;

Gross profit increased 10.7% to $43.4 million;

Gross profit margins increased by 3.3 percentage points;

Operating income decreased 34.9% to $8.2 million;

Net income - $5.0 million compared to $6.3 million in 2007;

Earnings per diluted share - $0.30 compared to $0.45 in 2007.

Backlog as of December 31, 2008 was $68.0 million compared to $85.5 million as of December 31, 2007.

Chairman and CEO, Phillip DeZwirek, stated, “Our record fourth quarter gross profit results reflect the continuing success of our vertical and horizontal integration strategy as well as our global expansion to Asia and South America. It is noteworthy that our quarterly gross profit margin percentage increased to 25.9% which reflects the shift in our product mix to higher margin product and service offerings.”

Rick Blum, COO, commented, “In addition to our increasing gross profit margins it is important to also note the increasing diversification of our customer base. This diversification has not only been in terms of new industries like power and refining but also new geographic areas such as China, Japan, Korea and Saudi Arabia.”

CECO will hold its quarterly conference call to discuss fourth quarter results on Thursday, March 12, 2009 at 10:30 a.m. Eastern Daylight Time.

Dial in number: 866.730.5763

International: 857.350.1587

Passcode: 43462973

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc., Effox, GMD, Fisher-Klosterman, Flextor and AVC Specialists — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information please visit the Company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CECO Environmental

Condensed Consolidated Statement of Income

(In thousands, except share and per share data)

	Three months ended		Twelve months ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Net sales	$58,344	$67,986	$217,890	$235,953
Cost of sales	43,260	56,801	174,499	196,764

Gross profit	15,084	11,185	43,391	39,189
Selling & administrative	10,072	8,192	33,645	26,164
Amortization	569	210	1,551	391

Operating income	4,443	2,783	8,195	12,634
Other income	920	1	920	10
Interest (expense)	(433)	(135)	(1,479)	(1,978)

Income before tax	4,930	2,649	7,636	10,666
Income tax expense	1,570	831	2,626	4,361

Net income (loss)	3,360	1,818	5,010	6,305

Per share data
Net income per basic share*	$0.20	$0.12	$0.31	$0.47
Net income per diluted share*	$0.19	$0.12	$0.30	$0.45

Weighted average shares outstanding
Basic	14,243,221	14,650,164	14,633,209	13,456,580
Diluted	15,242,537	15,253,834	15,275,690	14,042,324

*	The numerator for basic and diluted earnings per share calculations is reduced for the net after tax effect of interest expense and foreign exchange gains related to subordinated debt.